Exhibit 10.1

To:	Radian Group Inc. 1601 Market Street Philadelphia, PA 19103 Attn: Terry Latimer, Senior Vice President Telephone: 215-231-1430 Email: terry.latimer@radian.biz

From:	Morgan Stanley & Co. International plc c/o Morgan Stanley Bank, N.A. 750 Seventh Avenue, 29th Floor New York, NY 10019

Re:	Base Capped Call Transaction

Ref. No:	99AMQGZY8

Date:	November 8, 2010

Dear Sir(s):

The purpose of this communication (this “Confirmation”) is to set forth the terms and conditions of the above-referenced transaction entered into on the Trade Date specified below (the “Transaction”) between Morgan Stanley & Co. International plc (“Dealer”), through its agent Morgan Stanley Bank, N.A., and Radian Group Inc. (“Counterparty”). This communication constitutes a “Confirmation” as referred to in the ISDA Master Agreement specified below. This Confirmation shall replace any previous agreements and serve as the final documentation for the Transaction.

1. This Confirmation is subject to, and incorporates, the definitions and provisions of the 2000 ISDA Definitions (including the Annex thereto) (the “2000 Definitions”) and the definitions and provisions of the 2002 ISDA Equity Derivatives Definitions (the “Equity Definitions”, and together with the 2000 Definitions, the “Definitions”), in each case as published by the International Swaps and Derivatives Association, Inc. (“ISDA”). In the event of any inconsistency between the 2000 Definitions and the Equity Definitions, the Equity Definitions will govern. Certain defined terms used herein have the meanings assigned to them in the Senior Indenture to be dated as of November 15, 2010 between Counterparty and U.S. Bank National Association, as trustee (the “Base Indenture”), as supplemented by the First Supplemental Indenture to be dated as of November 15, 2010 between such parties (the “Supplemental Indenture”; the Base Indenture, as supplemented by the Supplemental Indenture, the “Indenture”), relating to the USD400,000,000 principal amount of 3.00% convertible senior notes due 2017 (the “Convertible Securities”). In the event of any inconsistency between the terms defined in the Indenture and this Confirmation, this Confirmation shall govern. For the avoidance of doubt, references herein to sections of the Indenture are based on the draft of the Indenture most recently reviewed by the parties at the time of execution of this Confirmation. If any relevant sections of the Indenture are changed, added or renumbered following execution of this Confirmation but prior to the execution of the Indenture, the parties will amend this Confirmation in good faith to preserve the economic intent of the parties based on the draft of the Indenture so reviewed. The parties further acknowledge that references to the Indenture herein are references to the Indenture as in effect on the date of its execution and if the Indenture is amended, modified or supplemented following its execution, any such amendment, modification or supplement will be disregarded for purposes of this Confirmation (other than as provided in Section 8(a) below) unless the parties agree otherwise in writing. The Transaction is subject to early unwind if the closing of the Convertible Securities is not consummated for any reason, as set forth in Section 8(p) below.

Each party is hereby advised, and each such party acknowledges, that the other party has engaged in, or refrained from engaging in, substantial financial transactions and has taken other material actions in reliance upon the parties’ entry into the Transaction to which this Confirmation relates on the terms and conditions set forth below.

This Confirmation evidences a complete and binding agreement between Dealer and Counterparty as to the terms of the Transaction to which this Confirmation relates. This Confirmation shall be subject to an agreement (the “Agreement”) in the form of the 1992 ISDA Master Agreement (Multicurrency – Cross Border) as if Dealer and Counterparty had executed an agreement in such form (without any Schedule except for (i) the election of Loss and Second Method and US Dollars (“USD”) as the Termination Currency, (ii) the replacement of the word “third” in the last line of Section 5(a)(i) of the Agreement with the word “second,” and (iii) such other elections as set forth in this Confirmation).

All provisions contained in, or incorporated by reference to, the Agreement will govern this Confirmation except as expressly modified herein. In the event of any inconsistency between this Confirmation and either the Definitions or the Agreement, this Confirmation shall govern.

The Transaction hereunder shall be the sole Transaction under the Agreement. If there exists any other agreement in the form of the 1992 ISDA Master Agreement (Multicurrency – Cross Border) or 2002 ISDA Master Agreement (each, an “ISDA Master Agreement”) between Dealer and Counterparty or any confirmation or other agreement between Dealer and Counterparty pursuant to which an ISDA Master Agreement is deemed to exist between Dealer and Counterparty, then notwithstanding anything to the contrary in such ISDA Master Agreement, such confirmation or agreement or any other agreement to which Dealer and Counterparty are parties, the Transaction shall not be considered a Transaction under, or otherwise governed by, such existing or deemed ISDA Master Agreement.

2. The Transaction constitutes a Share Option Transaction for purposes of the Equity Definitions. The terms of the particular Transaction to which this Confirmation relates are as follows:

General Terms:

Trade Date:	November 8, 2010

Effective Date:	The closing date of the initial issuance of the Convertible Securities.

Option Type:	Call, as described under “Procedures for Exercise” below

Seller:	Dealer

Buyer:	Counterparty

Shares:	The common stock of Counterparty, par value USD0.001 per share (Ticker Symbol: “RDN”).

Number of Options:	The number of Convertible Securities in denominations of USD1,000 principal amount issued by Counterparty on the closing date for the initial issuance of the Convertible Securities, excluding any Option Securities purchased by Morgan Stanley & Co. Incorporated, as representative of the Underwriters (as defined in the Underwriting Agreement), upon exercise of the over-allotment option pursuant to Section 2(b) of the Underwriting Agreement (as defined below). For the avoidance of doubt, the Number of Options outstanding shall be reduced by each exercise of Options hereunder.

Number of Shares:	As of any date, the product of the Number of Options and the Conversion Rate.

Conversion Rate:	As of any date, the “Conversion Rate” (as defined in the Indenture) as of such date but without regard to any adjustments to the “Conversion Rate” pursuant to Section 4.04(f) or 4.06 of the Supplemental Indenture.

Strike Price:	The “Conversion Price” (as defined in the Indenture, but without regard to any adjustments to the “Conversion Rate” (as defined in the Indenture) pursuant to Section 4.04(f) or 4.06 of the Supplemental Indenture).

Cap Price:	USD14.112

Premium:	USD41,000,000

Premium Payment Date:	The Effective Date

Exchange:	New York Stock Exchange

Related Exchange:	All Exchanges

Procedures for Exercise:

Potential Exercise Dates:	Each Conversion Date.

Conversion Date:	Each “Conversion Date”, as defined in the Indenture, occurring during the period from and excluding the Trade Date to and including the Expiration Date, for Convertible Securities, each in denominations of USD1,000 principal amount, that are submitted for conversion on such Conversion Date in accordance with the terms of the Indenture, excluding Convertible Securities that are Excluded Convertible Securities (such Convertible Securities, other than those excluded as set forth above, the “Relevant Convertible Securities” for such Conversion Date).

Required Exercise on Conversion Dates:	On each Conversion Date, a number of Options equal to the number of Relevant Convertible Securities for such Conversion Date in denominations of USD1,000 principal amount shall be automatically exercised, subject to “Notice of Exercise” below.

Excluded Convertible Securities:	Convertible Securities surrendered for conversion on any date prior to the 80th “Scheduled Trading Day” immediately preceding the “Maturity Date” (each as defined in the Indenture).

Expiration Date:	The second “Scheduled Trading Day” immediately preceding the “Maturity Date” (each as defined in the Indenture).

Automatic Exercise:	Applicable, as provided above under “Required Exercise on Conversion Dates”.

Notice Deadline:	In respect of any exercise of Options hereunder on any Conversion Date, the Exchange Business Day immediately following such Conversion Date.

Notice of Exercise:	Notwithstanding anything to the contrary in the Equity Definitions, Dealer shall have no obligation to make any payment or delivery in respect of any exercise of Options hereunder unless (A) Counterparty notifies Dealer in writing prior to 5:00 P.M., New York City time, on the Notice Deadline in respect of such exercise of the number of Options being exercised on the relevant Exercise Date, (B) Counterparty notifies Dealer of the “Cash Percentage” (as defined in the Indenture) applicable to the Relevant Convertible Securities in accordance with “Notice of Cash Percentage” below and (C) Counterparty notifies Dealer of the aggregate number of Shares and amount of cash comprising the Convertible Obligation for all Relevant Convertible Securities in accordance with “Notice of Delivery Obligation” below. For the avoidance of doubt, if Counterparty fails to give such notice when due in respect of any exercise of Options hereunder, Dealer’s obligation to make any payment or delivery in respect of such exercise shall be permanently extinguished, and late notice shall not cure such failure; provided, that notwithstanding the foregoing, such Notice of Exercise (and the related exercise of Options) shall be effective if given after the Notice Deadline, but before 5:00 P.M., New York City time, on the earlier of (i) the fifth Exchange Business Day following the relevant Conversion Date and (y) the Exchange Business Day immediately preceding the Maturity Date (as defined in the Indenture), in which event the Calculation Agent shall have the right to adjust the Delivery Obligation as appropriate to reflect the additional reasonable actual out-of-pocket expenses incurred by Dealer in connection with its hedging activities as a result of not having received such Notice of Exercise before the Notice Deadline. Counterparty acknowledges its responsibilities under applicable securities laws, and in particular Section 9 and Section 10(b) of the Exchange Act (as defined below) and the rules and regulations thereunder, in respect of any election of a Cash Percentage with respect to the Convertible Securities.

Notice of Cash Percentage:	Counterparty shall notify Dealer in writing before 5:00 P.M. (New York City time) on the 80th “Scheduled Trading Day” immediately preceding the “Maturity Date” (each as defined in the Indenture) of the irrevocable election by Counterparty, in accordance with Section 4.03(d) of the Supplemental Indenture, of the “Cash Percentage” (as defined in the Indenture) applicable to the Relevant Convertible Securities. If Counterparty fails timely to provide such notice, Counterparty shall be deemed to have notified Dealer of a Cash Percentage of 0%. Counterparty agrees that it shall settle any Relevant Convertible Securities in the same manner as set forth in the Notice of Cash Percentage it provides or is deemed to have provided hereunder.

Dealer’s Telephone Number and Telex and/or Facsimile Number and Contact Details for purpose of Giving Notice:	As specified in Section 6 below.

Settlement Terms:

Settlement Date:	In respect of an Exercise Date occurring on a Conversion Date, the settlement date for the cash and Shares (if any) to be delivered in respect of the Relevant Convertible Securities converted on such Conversion Date pursuant to Section 4.03(g) or 4.07(a) of the Supplemental Indenture, as the case may be.

Delivery Obligation:	In lieu of the obligations set forth in Sections 8.1 and 9.1 of the Equity Definitions, and subject to “Notice of Exercise” above and subject to “Dividends” below, in respect of an Exercise Date occurring on a Conversion Date, Dealer will deliver to Counterparty, on or before the related Settlement Date, (x) a number of Shares and an amount of cash in USD equal to the aggregate number of Shares and amount of cash, as the case may be, that Counterparty is obligated to deliver to the holder(s) of the Relevant Convertible Securities on such Settlement Date pursuant to Section 4.03(b)(2) of the Supplemental Indenture (except that any such aggregate number of Shares shall be determined without taking into consideration any rounding pursuant to Section 4.03(g) of the Supplemental Indenture and shall be rounded down to the nearest whole number) and cash in lieu of fractional Shares, if any, resulting from such rounding or (y) an amount of cash equal to the aggregate amount of cash that Counterparty is obligated to deliver to the holder(s) of the Relevant Convertible Securities on such Settlement Date pursuant to 4.07(a) of the Supplemental Indenture in excess of the aggregate principal amount of such Relevant Convertible Securities, as the case may be (in each case, the “Convertible Obligation”); provided that (i) if the Convertible Obligation exceeds the Capped Convertible Obligation, then the Delivery Obligation shall be the Capped Convertible Obligation and (ii) the Convertible Obligation (and, for the avoidance of doubt, the Capped Convertible Obligation) shall be determined excluding any Shares and cash that Counterparty is obligated to deliver to holder(s) of the Relevant Convertible Securities as a result of any adjustments to the Conversion Rate pursuant to Sections 4.04(f) or 4.06 of the Supplemental Indenture (and, for the avoidance of doubt, the Delivery Obligation shall not include any interest payment on the Relevant Convertible Securities that the Counterparty is (or would have been) obligated to deliver to holder(s) of the Relevant Convertible Securities for such Conversion Date).

Capped Convertible Obligation:	In respect of an Exercise Date occurring on a Conversion Date, the Convertible Obligation that would apply if the “ Daily VWAP” for each “Trading Day” in the “Observation Period” (each as defined in the Indenture) were the lesser of (x) the Cap Price and (y) the actual “Daily VWAP” for such Trading Day as defined in the Indenture.

Notice of Delivery Obligation:	No later than 5:00 PM, New York City time on the Exchange Business Day immediately following (x) the last “Trading Day” of the relevant “Observation Period” (each as defined in the Indenture), in the case of a Settlement Date determined pursuant to Section 4.03(g) of the Supplemental Indenture or (y) the Conversion Date, in the case of a Settlement Date determined pursuant to Section 4.07(a) of the Supplemental Indenture, Counterparty shall give Dealer notice of the aggregate number of Shares and amount of cash comprising the Convertible Obligation for all Relevant Convertible Securities (it being understood, for the avoidance of doubt, that the requirement of Counterparty to deliver such notice shall not limit Counterparty’s obligations with respect to Notice of Exercise or Notice of Cash Percentage, each as set forth above, in any way).

Other Applicable Provisions:	To the extent Dealer is obligated to deliver Shares hereunder, the provisions of Sections 9.1(c), 9.8, 9.9, 9.10 and 9.11 (except that the Representation and Agreement contained in Section 9.11 of the Equity Definitions shall be modified by excluding any representations therein relating to restrictions, obligations, limitations or requirements under applicable securities laws arising as a result of the fact that Counterparty is the Issuer of the Shares) of the Equity Definitions will be applicable as if “Physical Settlement” applied to the Transaction.

Restricted Certificated Shares:	Notwithstanding anything to the contrary in the Equity Definitions, Dealer may, in whole or in part, deliver Shares required to be delivered to Counterparty hereunder in certificated form in lieu of delivery through the Clearance System. With respect to such certificated Shares, the Representation and Agreement contained in

Section 9.11 of the Equity Definitions shall be modified by deleting the remainder of the provision after the word “encumbrance” in the fourth line thereof.

Share Adjustments:

Method of Adjustment:	Notwithstanding Section 11.2 of the Equity Definitions, upon the occurrence of any event or condition set forth in Section 4.04(a), (b), (c), (d) or (e) or Section 4.05 of the Supplemental Indenture that results in an adjustment to the Conversion Price or the Conversion Rate under the Convertible Securities pursuant to the terms of the Indenture (each an “Adjustment Event”) and the Calculation Agent receiving notice pursuant to the succeeding sentence of the adjustments to be made to the terms of the Indenture and the Convertible Securities on account of such Adjustment Event, the Calculation Agent shall make a corresponding adjustment to any one or more of the terms relevant to the exercise, settlement or payment of the Transaction and may adjust the Cap Price as appropriate to account for the economic effect on the Transaction of such event or condition; provided that if Counterparty has not delivered notice to Dealer, in accordance with Section 6 below (or as otherwise specified by Dealer from time to time), of the adjustments to be made to the terms of the Indenture and the Convertible Securities in respect of such Adjustment Event within five Exchange Business Days after the determination thereof, the Calculation Agent may limit or adjust the corresponding adjustment to the terms of the Transaction to account for any losses incurred by Dealer (including any losses relating to Dealer’s hedging activities) on account of such delay; provided, further, that the Cap Price shall not be adjusted so that it is less than the Strike Price; provided, further, that, notwithstanding the foregoing, if the Calculation Agent in good faith disagrees with any adjustment to the terms of the Indenture and the Convertible Securities that involves an exercise of discretion by Counterparty or its board of directors or a committee thereof (including, without limitation, pursuant to Section 4.05 of the Supplemental Indenture or in connection with any proportional adjustment or the determination of the fair value of any securities, property, rights or other assets), then in each such case, the Calculation Agent will notify Counterparty of such disagreement and, in consultation with Counterparty, the Calculation Agent will determine the adjustment to be made to the terms relevant to the exercise, settlement or payment of the Transaction in a commercially reasonable manner. Promptly upon the occurrence of any Adjustment Event, Counterparty shall notify the Calculation Agent of such Adjustment Event; and once the adjustments to be made to the terms of the Indenture and the Convertible Securities in respect of such Adjustment Event have been determined (and in any event within five Business Days after such determination), Counterparty shall promptly notify the Calculation Agent in writing of the details of such adjustments.

Dividends:	If an ex-dividend date for a regular quarterly cash dividend on the Shares occurs on or after the Trade Date and on or prior to the Expiration Date and the amount of such regular quarterly cash dividend is less than Ordinary Dividend Amount, or if no ex- dividend date for a regular quarterly cash dividend on the Shares occurs in any regular quarterly dividend period of Counterparty that falls, in whole or in part, after the Trade Date and on or prior to the Expiration Date, then the Calculation Agent will make adjustments to the Delivery Obligation in respect of each Exercise Date as it in good faith determines appropriate to account for the economic effect on the Transaction of such shortfall.

Ordinary Dividend Amount:	USD0.0025.

Extraordinary Events:

Merger Events:	Notwithstanding Section 12.1(b) of the Equity Definitions, a “Merger Event” means the occurrence of any event or condition set forth in Section 4.07(a) or Section 8.01 of the Supplemental Indenture.

Tender Offer:	Applicable; provided that notwithstanding Section 12.1(d) of the Equity Definitions, a “Tender Offer” means the occurrence of any event or condition set forth in clause (a) of the definition of “Fundamental Change” in Section 1.02 of the Supplemental Indenture.

Consequences of Merger Events:	Notwithstanding Sections 12.2 and 12.3 of the Equity Definitions, (i) upon the occurrence of a Merger Event that results in an adjustment under the Indenture, the Calculation Agent shall make a corresponding adjustment to the terms relevant to the exercise, settlement or payment of the Transaction; provided that such adjustment shall be made without regard to any adjustment to the Conversion Rate pursuant to Sections 4.04(f) or 4.06 of the Supplemental Indenture; provided, further, that the Calculation Agent may limit or alter any such adjustment referenced in this paragraph so that the fair value of the Transaction to Dealer is not reduced as a result of such adjustment; provided, further, that if, with respect to a Merger Event, the consideration for the Shares includes (or, at the option of a holder of Shares, may include) shares (or depositary receipts with respect to shares) of an entity or person not organized under the laws of the United States, any State thereof or the District of Columbia, Cancellation and Payment (Calculation Agent Determination) shall apply; and (ii) upon the occurrence of a Merger Event or a Tender Offer, the Calculation Agent may adjust the Cap Price as appropriate to account for the economic effect on the Transaction of such Merger Event or Tender Offer; provided that the Cap Price shall not be adjusted so that it is less than the Strike Price.

Notice of Merger Consideration:	Upon the occurrence of a Merger Event that causes the Shares to be converted into, or exchanged for or constitute solely the right to receive more than a single type of consideration (determined based in part upon any form of stockholder election), Counterparty shall as soon as practicable after such determination is made (but, in any event prior to the effective time of such Merger Event) notify the Calculation Agent of (i) the weighted average of the types and amounts of consideration received by the holders of Shares entitled to receive stock, other securities or other property or assets (including cash or any combination thereof) with respect to or in exchange for such Shares in any Merger Event who affirmatively make such an election and (ii) the details of the adjustment to be made under the Indenture in respect of such Merger Event.

Nationalization, Insolvency or Delisting:	Cancellation and Payment (Calculation Agent Determination); provided that, in addition to the provisions of Section 12.6(a)(iii) of the Equity Definitions, it shall also constitute a Delisting if the Exchange is located in the United States and the Shares are not immediately re-listed, re-traded or re-quoted on any of the New York Stock Exchange, The NASDAQ Global Select Market or The NASDAQ Global Market (or any of their respective successors); if the Shares are immediately re-listed, re-traded or re-quoted on any such exchange or quotation system, such exchange or quotation system shall thereafter be deemed to be the Exchange.

Additional Disruption Events:

(a) Change in Law:	Applicable; provided that any determination as to whether (i) the adoption of or any change in any applicable law or regulation (including, without limitation, any tax law) or (ii) the promulgation of or any change in or public announcement of the formal or informal interpretation by any court, tribunal or regulatory authority with competent jurisdiction of any applicable law or regulation (including any action taken by a taxing authority), in each case, constitutes a “Change in Law” shall be made without regard to Section 739 of the Wall Street Transparency and Accountability Act of 2010 or any similar legal certainty provision in any legislation enacted, or rule or regulation promulgated, on or after the Trade Date; provided, further, that Section 12.9(a)(ii)(B) of the Equity Definitions is hereby amended by (i) inserting the words “or Hedge Positions” after the word “Shares” in clause (X) thereof, (ii) replacing the phrase “the interpretation” in the third line thereof with the phrase “or announcement or statement of the formal or informal interpretation” and (iii) immediately following the word “Transaction” in clause (X) thereof, adding the phrase “in the manner contemplated by Hedging Party on the Trade Date”.

(b) Failure to Deliver:	Applicable

(c) Insolvency Filing:	Applicable

(d) Hedging Disruption:	Applicable

(e) Increased Cost of Hedging:	Applicable

(f) Loss of Stock Borrow:	Not Applicable

(g) Increased Cost of Stock Borrow:	Not Applicable

Hedging Party:	For all applicable Potential Adjustment Events and Extraordinary Events, Dealer

Determining Party:	For all applicable Extraordinary Events, Dealer

Non-Reliance:	Applicable

Agreements and Acknowledgments Regarding Hedging Activities:	Applicable

Additional Acknowledgments:	Applicable

3. Calculation Agent:	Dealer

4. Account Details:

Dealer Payment Instructions:	To be provided by Dealer.

Counterparty Payment / Share Delivery Instructions:	To be provided by Counterparty.

5. Offices:

The Office of Dealer for the Transaction is:

Morgan Stanley Bank, N.A., as agent for
Morgan Stanley & Co. International plc
750 Seventh Avenue, 29th Floor
New York, NY 10019

The Office of Counterparty for the Transaction is: Not applicable. Counterparty is not a Multibranch Party.

6. Notices: For purposes of this Confirmation:

Address for notices or communications to Counterparty:

To:	Radian Group Inc.
1601 Market Street
Philadelphia, PA 19103
Attn:	Terry Latimer
Senior Vice President
Telephone:	(215) 231-1430
Email:	terry.latimer@radian.biz

Address for notices or communications to Dealer:

To:	Morgan Stanley Bank, N.A., as agent for
Morgan Stanley & Co. International plc
750 Seventh Avenue, 29th Floor
New York, NY 10019
Attn:	Ben Prata
Telephone:	(212) 762 – 2500
Facsimile:	(212) 507 – 0282
Email:	Ben.Prata@morganstanley.com

With a copy to:	Law Division
Morgan Stanley
1221 Avenue of the Americas, 34th Floor
New York, NY 10020
Attn:	Anthony Cicia
Telephone:	(212) 762-4828
Facsimile:	(212) 507-4338
Email:	Anthony.Cicia@morganstanley.com

7. Representations, Warranties and Agreements:

(a) In addition to the representations and warranties in the Agreement and those contained elsewhere herein, Counterparty represents and warrants to and for the benefit of, and agrees with, Dealer as follows:

(i) On the Trade Date, and as of the date of any election by Counterparty of the Share Termination Alternative under (and as defined in) Section 8(b) below, (A) none of Counterparty and its officers and directors is aware of any material nonpublic information regarding Counterparty or the Shares and (B) all reports and other documents filed by Counterparty with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”) when considered as a whole (with the more recent such reports and documents deemed to amend inconsistent statements contained in any earlier such reports and documents), do not contain any untrue statement of a material fact or any omission of a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances in which they were made, not misleading.

(ii) During (x) the Observation Period relating to the Relevant Convertible Securities (the “Settlement Period”) and (y) in case of an Early Termination Date resulting from an Additional Termination Event as a result of an Excluded Conversion Event, a period reasonably determined by Dealer and notified to Counterparty beginning on or about such Early Termination Date (an “Early Settlement Period”), the Shares and any securities that are convertible into, or exchangeable or exercisable for Shares shall not be subject to a “restricted period,” as such term is defined in Regulation M under the Exchange Act (“Regulation M”).

(iii) On the Trade Date, during the Settlement Period and during any Early Settlement Period, neither Counterparty nor any “affiliate” or “affiliated purchaser” (each as defined in Rule 10b-18 under the Exchange Act (“Rule 10b-18”)) shall directly or indirectly (including, without limitation, by means of any cash-settled or other derivative instrument) purchase, offer to purchase, place any bid or limit order that would effect a purchase of, or commence any tender offer relating to, any Shares (or an equivalent interest, including a unit of beneficial interest in a trust or limited partnership or a depository share) or any security convertible into or exchangeable or exercisable for Shares, provided, however, that neither Counterparty nor any “affiliate purchaser” of Counterparty shall be prohibited from engaging in any transaction consisting of the issuance, exercise or sale of any options or other securities granted by Counterparty to directors, officers or employees of Counterparty.

(iv) Without limiting the generality of Section 13.1 of the Equity Definitions, Counterparty acknowledges that neither Dealer nor any of its affiliates is making any representations or warranties or taking any position or expressing any view with respect to the treatment of the Transaction under any accounting standards including ASC Topic 260, Earnings Per Share, ASC Topic 815, Derivatives and Hedging, ASC Topic 480, Distinguishing Liabilities from Equity and ASC 815-40, Derivatives and Hedging – Contracts in Entity’s Own Equity (or any successor issue statements) or under FASB’s Liabilities & Equity Project.

(v) Without limiting the generality of Section 3(a)(iii) of the Agreement, the Transaction will not violate Rule 13e-1 or Rule 13e-4 under the Exchange Act.

(vi) Prior to the Trade Date, Counterparty shall deliver to Dealer a resolution of Counterparty’s board of directors or a duly authorized committee thereof authorizing the Transaction and such other certificate or certificates as Dealer shall reasonably request.

(vii) Counterparty is not entering into this Confirmation, and on the date of any election by Counterparty of the Share Termination Alternative under Section 8(b) below, Counterparty represents that it is not making such election, to create actual or apparent trading activity in the Shares (or any security convertible into or exchangeable for Shares) or to raise or depress or otherwise manipulate the price of the Shares (or any security convertible into or exchangeable for Shares) or otherwise in violation of the Exchange Act.

(viii) Counterparty is not, and after giving effect to the transactions contemplated hereby will not be, required to register as an “investment company” as such term is defined in the Investment Company Act of 1940, as amended.

(ix) On each of the Trade Date and the Premium Payment Date, Counterparty is not, or will not be, “insolvent” (as such term is defined under Section 101(32) of the U.S. Bankruptcy Code (Title 11 of the United States Code) (the “Bankruptcy Code”)) and Counterparty would be able to purchase a number of Shares equal to the Number of Shares hereunder in compliance with the laws of the jurisdiction of its incorporation.

(x) No state or local (including non-U.S. jurisdictions) law, rule, regulation or regulatory order (other than state insurance holding company laws) applicable to the Shares would give rise to any reporting, consent, registration or other requirement (including without limitation a requirement to obtain prior approval from any person or entity) as a result of Dealer or its affiliates owning or holding (however defined) Shares.

(xi) The representations and warranties of Counterparty set forth in Section 3 of the Agreement and Section 1 of the Underwriting Agreement dated as of November 8, 2010 between the Counterparty and Morgan Stanley & Co. Incorporated as representative of the Underwriters party thereto (the “Underwriting Agreement”) are true and correct and are hereby deemed to be repeated to Dealer as if set forth herein.

(xii) Counterparty understands no obligations of Dealer to it hereunder will be entitled to the benefit of deposit insurance and that such obligations will not be guaranteed by any affiliate of Dealer or any governmental agency.

(b) Each of Dealer and Counterparty agrees and represents that it is an “eligible contract participant” as defined in Section 1a(12) of the U.S. Commodity Exchange Act, as amended, and is entering into the Transaction as principal (and not as agent or in any other capacity, fiduciary or otherwise) and not for the benefit of any third party.

(c) Each of Dealer and Counterparty acknowledges that the offer and sale of the Transaction to it is intended to be exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”), by virtue of Section 4(2) thereof. Accordingly, each of Dealer and Counterparty represents and warrants to the other that (i) it has the financial ability to bear the economic risk of its investment in the Transaction and is able to bear a total loss of its investment and its investments in and liabilities in respect of the Transaction, which it understands are not readily marketable, are not disproportionate to its net worth, (ii) it is an “accredited investor” as that term is defined in Regulation D as promulgated under the Securities Act, (iii) it is entering into the Transaction for its own account and without a view to the distribution or resale thereof, (iv) the assignment, transfer or other disposition of the Transaction has not been and will not be registered under the Securities Act and is restricted under this Confirmation, the Securities Act and state securities laws and (v) its financial condition is such that it has no need for liquidity with respect to its investment in the Transaction and no need to dispose of any portion thereof to satisfy any existing or contemplated undertaking or indebtedness and is capable of assessing the merits of and understanding (on its own behalf or through independent professional advice), and understands and accepts, the terms, conditions and risks of the Transaction.

(d) Each of Dealer and Counterparty agrees and acknowledges that Dealer is a “financial institution,” “swap participant” and “financial participant” within the meaning of Sections 101(22), 101(53C) and 101(22A) of the Bankruptcy Code. The parties hereto further agree and acknowledge that it is the intent of the parties (A) that this Confirmation is (i) a “securities contract,” as such term is defined in Section 741(7) of the Bankruptcy Code, with respect to which each payment and delivery hereunder or in connection herewith is a “termination value,” “payment amount,” or “other transfer obligation” within the meaning of Section 362 of the Bankruptcy Code and a “settlement payment,” within the meaning of Section 546 of the Bankruptcy Code, and (ii) a “swap agreement,” as such term is defined in Section 101(53B) of the Bankruptcy Code, with respect to which each payment and delivery hereunder or in connection herewith is a “termination value,” “payment amount,” or “other transfer obligation” within the meaning of Section 362 of the Bankruptcy Code and a “transfer,” as such term is defined in Section 101(54) of the Bankruptcy Code and a “payment or other transfer of property” within the meaning of Sections 362 and 546 of the Bankruptcy Code, and (B) that Dealer is entitled to the protections afforded by, among other sections, Sections 362(b)(6), 362(b)(17), 362(o),546(e), 546(g), 548(d)(2), 555, 560 and 561 of the Bankruptcy Code.

(e) Counterparty shall deliver to Dealer an opinion of counsel, dated as of the Effective Date and reasonably acceptable to Dealer in form and substance, with respect to the matters set forth in Section 3(a) of the Agreement.

8. Other Provisions:

(a) Additional Termination Events. The occurrence of (i) an “Event of Default” with respect to Counterparty under the terms of the Convertible Securities as set forth in Section 5.01 of the Supplemental Indenture, (ii) an Amendment Event or (iii) an Excluded Conversion Event shall be an Additional Termination Event with respect to which the Transaction is the sole Affected Transaction and Counterparty is the sole Affected Party, and Dealer shall be the party entitled to designate an Early Termination Date pursuant to Section 6(b) of the Agreement; provided that in the case of an Excluded Conversion Event, (A) Dealer shall designate a Scheduled Trading Day as the Early Termination Date and such date shall be within a commercially reasonable period of time following the related Additional Termination Event, and (B) the Transaction shall be subject to termination only in respect of a number of Options equal to the number of Convertible Securities that cease to be outstanding in connection with or as a result of such Excluded Conversion Event. For the avoidance of doubt, in determining the amount payable in respect of such Affected Transaction pursuant to Section 6 of the Agreement in connection with an Excluded Conversion Event, the Calculation Agent shall assume that (x) the relevant Excluded Convertible Securities shall not have been converted and remain outstanding, and (y) in the case of an Induced Conversion, any adjustments, agreements, additional payments, deliveries or acquisitions by or on behalf of Counterparty or any affiliate of Counterparty in connection therewith had not occurred.

“Amendment Event” means that Counterparty amends, modifies, supplements or obtains a waiver in respect of any term of the Indenture or the Convertible Securities governing the principal amount, coupon, maturity, repurchase obligation of Counterparty, redemption right of Counterparty, any term relating to conversion of the Convertible Securities (including changes to the conversion rate, conversion settlement dates or conversion conditions), or any term that would require consent of each holder of Convertible Securities affected thereby to amend, in each case without the consent of Dealer.

“Excluded Conversion Event” means any conversion of any Excluded Convertible Securities.

“Induced Conversion” means a conversion of any Excluded Convertible Securities (A) in connection with (x) an adjustment to the Conversion Rate effected by Counterparty (whether pursuant to Section 4.04(f) of the Supplemental Indenture or otherwise) that is not required under the terms of the Indenture or (y) an agreement by Counterparty with the holder(s) of such Convertible Securities whereby, in the case of either (x) or (y), the holder(s) of such Convertible Securities receive upon conversion or pursuant to such agreement, as the case may be, a payment of cash or delivery of Shares or any other property or item of value that was not required under the terms of the Indenture or (B) after having been acquired from a holder of Convertible Securities by or on behalf of Counterparty or any of its affiliates other than pursuant to a conversion by such holder and thereafter converted by or on behalf of Counterparty or any affiliate of Counterparty.

(b) Alternative Calculations and Payment on Early Termination and on Certain Extraordinary Events. If Dealer shall owe Counterparty any amount pursuant to “Consequences of Merger Events” above or Section 12.6, 12.7 or 12.9 of the Equity Definitions or pursuant to Section 6(d)(ii) of the Agreement (a “Payment Obligation”), Counterparty shall have the right, in its sole discretion, to require Dealer to satisfy any such Payment Obligation by the Share Termination Alternative (as defined below) by giving irrevocable telephonic notice to Dealer, confirmed in writing within one Scheduled Trading Day, no later than 9:30 A.M. New York City time on the relevant merger date, Announcement Date, Early Termination Date or date of cancellation or termination in respect of an Extraordinary Event, as applicable (“Notice of Share Termination”); provided that if Counterparty does not elect to require Dealer to satisfy its Payment Obligation by the Share Termination Alternative, Dealer shall have the right, in its sole discretion, to elect to satisfy its Payment Obligation by the Share Termination Alternative, notwithstanding Counterparty’s failure to elect or election to the contrary; and provided further that Counterparty shall not have the right to so elect (but, for the avoidance of doubt, Dealer shall have the right to so elect) in the event of (i) an Insolvency, a Nationalization or a Merger Event, in each case, in which the consideration or proceeds to be paid to holders of Shares consists solely of cash or (ii) an Event of Default in which Counterparty is the Defaulting Party or a Termination Event in which Counterparty is the Affected Party, which Event of Default or Termination Event resulted from an event or events within Counterparty’s control. Upon such Notice of Share Termination, the following provisions shall apply on the Scheduled Trading Day immediately following the relevant merger date, Announcement Date, Early Termination Date or date of cancellation or termination in respect of an Extraordinary Event, as applicable:

Share Termination Alternative:	Applicable and means that Dealer shall deliver to Counterparty the Share Termination Delivery Property on the date on which the Payment Obligation would otherwise be due pursuant to “Consequences of Merger Events” above, Section 12.7 or 12.9 of the Equity Definitions or Section 6(d)(ii) of the Agreement, as applicable, or such later date as the Calculation Agent may reasonably determine (the “Share Termination Payment Date”), in satisfaction of the Payment Obligation.

Share Termination Delivery Property:	A number of Share Termination Delivery Units, as calculated by the Calculation Agent, equal to the Payment Obligation divided by the Share Termination Unit Price. The Calculation Agent shall adjust the Share Termination Delivery Property by replacing any fractional portion of the aggregate amount of a security therein with an amount of cash equal to the value of such fractional security based on the values used to calculate the Share Termination Unit Price.

Share Termination Unit Price:	The value of property contained in one Share Termination Delivery Unit on the date such Share Termination Delivery Units are to be delivered as Share Termination Delivery Property, as determined by the Calculation Agent in its good faith discretion by commercially reasonable means and notified by the Calculation Agent to Dealer at the time of notification of the Payment Obligation.

Share Termination Delivery Unit:	In the case of a Termination Event, Event of Default, Delisting or Additional Disruption Event, one Share or, in the case of an Insolvency, Nationalization or Merger Event, one Share or a unit consisting of the number or amount of each type of property received by a holder of one Share (without consideration of any requirement to pay cash or other consideration in lieu of fractional amounts of any securities) in such Insolvency, Nationalization or Merger Event, as applicable. If such Insolvency, Nationalization or Merger Event involves a choice of consideration to be received by holders, such holder shall be deemed to have elected to receive the maximum possible amount of cash.

Failure to Deliver:	Applicable

Other applicable provisions:	If Share Termination Alternative is applicable, the provisions of Sections 9.8, 9.9, 9.10 and 9.11 (except that the Representation and Agreement contained in Section 9.11 of the Equity Definitions shall be modified by excluding any representations therein relating to restrictions, obligations, limitations or requirements under applicable securities laws arising as a result of the fact that Counterparty is the issuer of the Shares or any portion of the Share Termination Delivery Units) of the Equity Definitions will be applicable as if “Physical Settlement” applied to the Transaction, except that all references to “Shares” shall be read as references to “Share Termination Delivery Units.”

(c) Disposition of Hedge Shares. Counterparty hereby agrees that if, in the good faith reasonable judgment of Dealer on the advice of outside counsel, any Shares (the “Hedge Shares”) acquired by Dealer for the purpose of hedging its obligations pursuant to the Transaction cannot be sold in the public market by Dealer without registration under the Securities Act, Counterparty shall, at its election: (i) in order to allow Dealer to sell the Hedge Shares in a registered offering, make available to Dealer an effective registration statement under the Securities Act to cover the resale of such Hedge Shares and (A) enter into an agreement, in form and substance reasonably satisfactory to Dealer and the Counterparty, substantially in the form of an underwriting agreement for a registered offering, (B) provide accountant’s “comfort” letters in customary form for registered offerings of equity securities, (C) provide disclosure opinions of nationally recognized outside counsel to Counterparty reasonably acceptable to Dealer, (D) provide other customary opinions, certificates and closing documents customary in form for registered offerings of equity securities and (E) afford Dealer a reasonable opportunity to conduct a “due diligence” investigation with respect to Counterparty customary in scope for underwritten offerings of equity securities; provided, however, that if Dealer, in its good faith reasonable discretion, is not satisfied with access to due diligence materials, the results of its due diligence investigation, or the procedures and documentation for the registered offering referred to above, then clause (ii) or clause (iii) of this Section 8(c) shall apply at the election of Counterparty; (ii) in order to allow Dealer to sell the Hedge Shares in a private placement, enter into a private placement agreement substantially similar to private placement purchase agreements customary for private placements of equity securities, in form and substance reasonably satisfactory to Dealer and Counterparty, including customary representations, covenants, blue sky and other governmental filings and/or registrations, indemnities to Dealer, due diligence rights (for Dealer or any designated buyer of the Hedge Shares from Dealer), opinions and certificates and such other documentation as is customary for private placements agreements, all reasonably acceptable to Dealer (in which case, the Calculation Agent shall make any adjustments to the terms of the Transaction that are necessary, in its reasonable judgment, to compensate Dealer for any discount from the public market price of the Shares incurred on the sale of Hedge Shares in a private placement); or (iii) purchase the Hedge Shares from Dealer at the VWAP Price on such Exchange Business Days, and in the amounts, requested by Dealer. “VWAP Price” means, on any Exchange Business Day, the per Share volume-weighted average price as displayed under the heading “Bloomberg VWAP” on Bloomberg page RDN.N <equity> VAP (or any successor thereto) in respect of the period from 9:30 a.m. to 4:00 p.m. (New York City time) on such Exchange Business Day (or if such volume-weighted average price is unavailable or is manifestly incorrect, the market value of one Share on such Exchange Business Day, as determined by the Calculation Agent using a volume-weighted method). This Section 8(c) shall survive the termination, expiration or early unwind of the Transaction. For the avoidance of doubt, unless Counterparty elects to purchase the Hedge Shares pursuant to clause (iii) of this paragraph (c), nothing in this Confirmation shall be interpreted as requiring Counterparty to repurchase Hedge Shares or otherwise to pay any amount of cash to Dealer pursuant to this paragraph (c) and under no circumstances shall Counterparty be required to repurchase Hedge Shares or otherwise to pay any cash to Dealer pursuant to this paragraph (c), other than any cash payment required by an underwriting agreement entered into pursuant to clause (i)(A) or a private placement agreement entered into pursuant to clause (ii).

(d) Amendment to Equity Definitions. The following amendment shall be made to the Equity Definitions:

Section 12.6(a)(ii) of the Equity Definitions is hereby amended by (1) deleting from the fourth line thereof the word “or” after the word “official” and inserting a comma therefor, and (2) deleting the semi-colon at the end of subsection (B) thereof and inserting the following words therefor “or (C) at Dealer’s option, the occurrence of any of the events specified in Section 5(a)(vii) (1) through (9) of the ISDA Master Agreement with respect to that Issuer.”

(e) Repurchase and Conversion Rate Adjustment Notices. Counterparty shall, at least five Scheduled Trading Days prior to effecting any repurchase of Shares or consummating or otherwise executing or engaging in any transaction or event (a “Conversion Rate Adjustment Event”) that would lead to an increase in the Conversion Rate (as such term is defined in the Indenture), give Dealer a written notice of such repurchase or Conversion Rate Adjustment Event (a “Repurchase Notice”) if, following such repurchase or Conversion Rate Adjustment Event, the Notice Percentage as determined on the date of such Repurchase Notice is (i) greater than 26.25% and (ii) greater by 0.5% than the Notice Percentage included in the immediately preceding Repurchase Notice (or, in the case of the first such Repurchase Notice, greater than the Notice Percentage as of the date hereof). The “Notice Percentage” as of any day is the fraction, expressed as a percentage, the numerator of which is the Number of Shares and the denominator of which is the number of Shares outstanding on such day. In the event that Counterparty fails to provide Dealer with a Repurchase Notice on the day and in the manner specified in this Section 8(e) then Counterparty agrees to indemnify and hold harmless Dealer, its affiliates and their respective directors, officers, employees, agents and controlling persons (Dealer and each such person being an “Indemnified Party”) from and against any and all losses, claims, damages and liabilities

(or actions in respect thereof), joint or several, to which such Indemnified Party may become subject (i) under applicable securities laws, including without limitation, Section 16 of the Exchange Act or (ii) as a consequence of Counterparty’s tax benefit preservation plan or the transfer restrictions with respect to the Shares set forth in Counterparty’s Amended and Restated Certificate of Incorporation (as amended from time to time) and Amended and Restated By-Laws (as amended from time to time), in each case relating to or arising out of such failure. If for any reason the foregoing indemnification is unavailable to any Indemnified Party or insufficient to hold harmless any Indemnified Party, then Counterparty shall contribute, to the maximum extent permitted by law, to the amount paid or payable by the Indemnified Party as a result of such loss, claim, damage or liability. In addition, Counterparty will reimburse any Indemnified Party for all expenses (including reasonable counsel fees and expenses) as they are incurred (after notice to Counterparty) in connection with the investigation of, preparation for or defense or settlement of any pending or threatened claim or any action, suit or proceeding arising therefrom, whether or not such Indemnified Party is a party thereto and whether or not such claim, action, suit or proceeding is initiated or brought by or on behalf of Counterparty. This indemnity shall survive the completion of the Transaction contemplated by this Confirmation and any assignment and delegation of the Transaction made pursuant to this Confirmation or the Agreement shall inure to the benefit of any permitted assignee of Dealer.

(f) Transfer and Assignment. Either party may transfer any of its rights or obligations under the Transaction with the prior written consent of the non-transferring party, such consent not to be unreasonably withheld or delayed. In addition, Dealer may transfer or assign its rights and obligations under the Transaction, without any consent of Counterparty, in whole or in part (x) to any person, or any person whose obligations are guaranteed by a person, of credit quality equivalent to Guarantor’s, if Dealer determines in good faith that it cannot otherwise perform, and maintain a commercially reasonable hedge of, its obligations hereunder in compliance with legal or regulatory requirements applicable to Dealer or the interpretation thereof by any applicable regulator or (y) to any affiliate of Dealer whose obligations are guaranteed by Guarantor. At any time at which any Excess Ownership Position exists, if Dealer, in its discretion, is unable to effect a transfer or assignment to a third party in accordance with the requirements set forth above after using its commercially reasonable efforts on pricing terms and within a time period reasonably acceptable to Dealer such that an Excess Ownership Position no longer exists, Dealer may designate a Scheduled Trading Day as an Early Termination Date with respect to all or a portion (the “Terminated Portion”) of the Transaction. In the event that Dealer so designates an Early Termination Date, a payment or delivery shall be made pursuant to Section 6 of the Agreement and/or Section 8(b) of this Confirmation as if (i) an Early Termination Date had been designated in respect of a Transaction having terms identical to the Terminated Portion of the Transaction, (ii) Counterparty shall be the sole Affected Party with respect to such partial termination and (iii) such portion of the Transaction shall be the only Terminated Transaction. “Excess Ownership Position” means any of the following: (i) the Equity Percentage exceeds 9.0%, (ii) Dealer or any “affiliate” or “associate” of Dealer would own in excess of 13% of the outstanding Shares for purposes of Section 203 of the Delaware General Corporation Law, (iii) Dealer or any affiliate thereof owns, directly or indirectly, in excess of 4.0% of the outstanding Shares for purposes of Section 382 of the Internal Revenue Code of 1986, as determined in accordance with Treasury Regulation Section 1.382-2T(g), (h), (j) and (k) (or any successor provisions), including any ownership by application of constructive ownership rules, or (iv) Dealer, Dealer Group (as defined below) or any person whose ownership position would be aggregated with that of Dealer or Dealer Group (Dealer, Dealer Group or any such person, a “Dealer Person”) under any federal, state or local laws, regulations or regulatory orders applicable to ownership of Shares (“Applicable Laws”), owns, beneficially owns, constructively owns, controls, holds the power to vote or otherwise meets a relevant definition of ownership in excess of a number of Shares equal to (x) the number of Shares that would give rise to reporting or registration obligations or other requirements (including obtaining prior approval by a state or federal regulator) of a Dealer Person under Applicable Laws and with respect to which such requirements have not been met or the relevant approval has not been received or that would give rise to any consequences adverse to Dealer (including that any transfer of Shares or any distribution of dividends to Dealer or any of its affiliates would be prohibited or void) under the constitutive documents of Counterparty or any contract or agreement to which Counterparty is a party, in each case minus (y) 1% of the number of Shares outstanding on the date of determination. The “Equity Percentage” as of any day is the fraction, expressed as a percentage, (A) the numerator of which is the number of Shares that Dealer and any of its affiliates or any other person subject to aggregation with Dealer, for purposes of the “beneficial ownership” test under Section 13 of the Exchange Act, or of any “group” (within the meaning of Section 13) of which Dealer is or may be deemed to be a part (Dealer and any such affiliates, persons and groups, collectively, “Dealer Group”), beneficially owns (within the meaning of Section 13 of the Exchange Act), without duplication, on such day and (B) the denominator of which is the number of Shares outstanding on such day. In the case of a transfer or assignment by Counterparty of its rights and obligations hereunder and under the Agreement, in whole or in part (any such Options so transferred or assigned, the “Transfer Options”), to any party, withholding of such consent by Dealer shall not be considered unreasonable if such transfer or assignment does not meet the reasonable conditions that Dealer may impose including, but not limited to, the following conditions:

(A) With respect to any Transfer Options, Counterparty shall not be released from its notice and indemnification obligations pursuant to Section 8(e) of this Confirmation or any obligations under Section 2 (regarding Extraordinary Events) or 8(c) of this Confirmation;

(B) Any Transfer Options shall only be transferred or assigned to a third party that is a U.S. person (as defined in the Internal Revenue Code of 1986, as amended);

(C) Such transfer or assignment shall be effected on terms, including any reasonable undertakings by such third party (including, but not limited to, undertakings with respect to compliance with applicable securities laws in a manner that, in the reasonable judgment of Dealer, will not expose Dealer to material risks under applicable securities laws) and execution of any documentation and delivery of legal opinions with respect to securities laws and other matters by such third party and Counterparty as are requested and reasonably satisfactory to Dealer;

(D) Dealer will not, as a result of such transfer and assignment, be required to pay the transferee on any payment date an amount under Section 2(d)(i)(4) of the Agreement greater than an amount that Dealer would have been required to pay to Counterparty in the absence of such transfer and assignment;

(E) An Event of Default, Potential Event of Default or Termination Event shall not occur as a result of such transfer and assignment; and

(F) Without limiting the generality of clause (B), Counterparty shall have caused the transferee to make such Payee Tax Representations and to provide such tax documentation as may be reasonably requested by Dealer to permit Dealer to determine that results described in clauses (D) and (E) will not occur upon or after such transfer and assignment.

(g) Staggered Settlement. (A) Upon the occurrence of an Exercise Date, if the “Cash Percentage” (as defined in the Indenture) applicable to the Relevant Convertible Securities is less than 100%, or (B) if Dealer is required, or elects, to satisfy any Payment Obligation by the Share Termination Alternative, then, in either case, Dealer may elect, on one or more occasions, to deliver to Counterparty all or any portion of the Shares or Share Termination Delivery Units, as the case may be, that Dealer would otherwise be required to deliver on the relevant Settlement Date or Share Termination Payment Date (each, a “Nominal Settlement Date”) on a date (an “Early Settlement Date”) prior to such Nominal Settlement Date, provided that:

(i) Dealer must deliver written notice to Counterparty at least three “Business Days” (as defined in the Indenture) prior to such Early Settlement Date, specifying (x) such Early Settlement Date, and (y) the number of Shares or Share Termination Delivery Units that Dealer will deliver to Counterparty on such Early Settlement Date; and

(ii) the aggregate number of Shares or Share Termination Delivery Units that Dealer will deliver to Counterparty hereunder on all such Early Settlement Dates and the Nominal Settlement Date shall not be less than the number of Shares or Share Termination Delivery Units that Dealer would otherwise have been required to deliver on such Nominal Settlement Date.

For the avoidance of doubt, any such delivery by Dealer of Shares or Share Termination Delivery Units will satisfy Dealer’s obligation to deliver the number of Shares or Share Termination Delivery Units so delivered on the relevant Nominal Settlement Date. If the number of Shares so delivered exceeds the number of Shares required to be delivered under this Transaction, Counterparty shall promptly (and not later than the fourth “Business Day” (as defined in the Indenture) after the end of the relevant Observation Period) return the excess number of Shares to Dealer; provided that Dealer may by notice to Counterparty promptly after receiving the Notice of Delivery Obligation elect to receive such excess number of Shares on two or more dates over a commercially reasonable period of time; provided further that Counterparty may elect in its sole discretion, in lieu of returning such excess number of Shares, to pay to Dealer an amount of cash equal to the value of such Shares, as reasonably determined by the Calculation Agent based on the “Daily VWAP” on the last “Trading Day” (each as defined in the Indenture) of the relevant Observation Period.

(h) Right to Extend. Dealer may postpone any Exercise Date or Settlement Date or any other date of valuation or delivery by Dealer, with respect to some or all of the relevant Options (in which event the Calculation Agent shall make appropriate adjustments to the Delivery Obligation), if Dealer determines, in good faith and its reasonable discretion, that such extension is reasonably necessary or appropriate to (i) preserve Dealer’s hedging or hedge unwind activity hereunder in light of existing liquidity conditions in the cash market, the stock loan market or any other relevant market or (ii) to enable Dealer to effect purchases of Shares in connection with its hedging, hedge unwind or settlement activity hereunder in a manner that is or would, if Dealer were Counterparty or an affiliated purchaser of Counterparty, be in compliance with applicable legal, regulatory or self-regulatory requirements, or with related policies and procedures applicable to Dealer; provided, however, that Counterparty shall not be required to make any payment to Dealer on account of such extension.

(i) Cross-Default. It shall be an Event of Default under the Agreement with Counterparty as the Defaulting Party if Counterparty defaults (i) in any scheduled payment of principal of any indebtedness of Counterparty or of any of its subsidiaries (other than the Convertible Securities and other than non-recourse indebtedness), aggregating more than $25.0 million in principal amount, when due and payable after giving effect to any applicable grace period or (ii) in the performance of any other term or provision of any indebtedness of Counterparty or of any of its subsidiaries (other than the Convertible Securities and other than non-recourse indebtedness) in excess of $25.0 million principal amount that results in such indebtedness becoming or being declared due and payable before the date on which it would otherwise become due and payable, and such acceleration is not rescinded or annulled, or such indebtedness is not discharged, within a period of 5 days after there has been given, by registered or certified mail, to Counterparty by Dealer, a written notice specifying such default or defaults and stating that such notice is a “Notice of Default” and referencing this Confirmation.

(j) Notice of Event of Default. Promptly upon becoming aware of any Event of Default or Potential Event of Default where Counterparty is or would be the Defaulting Party, Counterparty will notify Dealer, specifying the nature of such Event of Default or Potential Event of Default, and will give to Dealer such other information about such Event of Default or Potential Event of Default as Dealer may reasonably require.

(k) Adjustments. For the avoidance of doubt, whenever the Calculation Agent is called upon to make an adjustment pursuant to the terms of this Confirmation or the Definitions to take into account the effect of an event, the Calculation Agent shall make such adjustment by reference to the effect of such event on the Hedging Party, assuming that the Hedging Party maintains a commercially reasonable hedge position.

(l) Disclosure. Effective from the date of commencement of discussions concerning the Transaction, Counterparty and each of its employees, representatives, or other agents may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the Transaction and all materials of any kind (including opinions or other tax analyses) that are provided to Counterparty relating to such tax treatment and tax structure.

(m) Designation by Dealer. Notwithstanding any other provision in this Confirmation to the contrary requiring or allowing Dealer to purchase, sell, receive or deliver any Shares or other securities to or from Counterparty, Dealer may designate any of its affiliates to purchase, sell, receive or deliver such Shares or other securities and otherwise to perform Dealer’s obligations in respect of the Transaction and any such designee may assume such obligations. Dealer shall not be discharged of any of its obligations to Counterparty except to the extent of actual performance by the designee.

(n) No Netting and Set-off. Each party waives any and all rights it may have to set off obligations arising under the Agreement and the Transaction against other obligations between the parties, whether arising under any other agreement, applicable law or otherwise.

(o) Equity Rights. Dealer acknowledges and agrees that this Confirmation is not intended to convey to it rights with respect to the Transaction that are senior to the claims of common stockholders in the event of Counterparty’s bankruptcy. For the avoidance of doubt, the parties agree that the preceding sentence shall not apply at any time other than during Counterparty’s bankruptcy to any claim arising as a result of a breach by Counterparty of any of its obligations under this Confirmation or the Agreement. For the avoidance of doubt, the parties acknowledge that this Confirmation is not secured by any collateral that would otherwise secure the obligations of Counterparty herein under or pursuant to any other agreement.

(p) Early Unwind. (i) In the event the sale by Counterparty of the Convertible Securities is not consummated with the underwriters pursuant to the Underwriting Agreement for any reason by the close of business in New York on the Effective Date (or such later date as agreed upon by the parties, which in no event shall be later than November 25, 2010) (the Effective Date or such later date being the “Early Unwind Date”), the Transaction shall automatically terminate, on the Early Unwind Date and (i) the Transaction and all of the respective rights and obligations of Dealer and Counterparty thereunder shall be cancelled and terminated and (ii) Counterparty shall pay to Dealer an amount in cash equal to the aggregate amount of costs and expenses relating to the unwinding of Dealer’s hedging activities in respect of the Transaction (including market losses incurred in reselling any Shares purchased by Dealer or its affiliates in connection with such hedging activities, unless Counterparty agrees to purchase any such Shares at the cost at which Dealer purchased such Shares). Following such termination, cancellation and payment, each party shall be released and discharged by the other party from and agrees not to make any claim against the other party with respect to any obligations or liabilities of either party arising out of and to be performed in connection with the Transaction either prior to or after the Early Unwind Date.

(q) Waiver of Trial by Jury. EACH OF COUNTERPARTY AND DEALER HEREBY IRREVOCABLY WAIVES (ON ITS OWN BEHALF AND, TO THE EXTENT PERMITTED BY APPLICABLE LAW, ON BEHALF OF ITS STOCKHOLDERS) ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THE TRANSACTION OR THE ACTIONS OF DEALER OR ITS AFFILIATES IN THE NEGOTIATION, PERFORMANCE OR ENFORCEMENT HEREOF.

(r) Governing Law; Jurisdiction. THIS CONFIRMATION AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS CONFIRMATION SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK. THE PARTIES HERETO IRREVOCABLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK AND THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK IN CONNECTION WITH ALL MATTERS RELATING HERETO AND WAIVE ANY OBJECTION TO THE LAYING OF VENUE IN, AND ANY CLAIM OF INCONVENIENT FORUM WITH RESPECT TO, THESE COURTS.

(s) Amendment. This Confirmation and the Agreement may not be modified, amended or supplemented, except in a written instrument signed by Counterparty and Dealer.

(t) Counterparts. This Confirmation may be executed in several counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

(u) Credit Support Provider and Credit Support Document. Morgan Stanley (“Guarantor”) shall be a Credit Support Provider with respect to Dealer and the Guarantee of Dealer’s obligations hereunder by Morgan Stanley, a form of which is attached hereto as Annex A, shall be a Credit Support Document with respect to Dealer.

(v) Agent. Morgan Stanley Bank, N.A. (“Agent”) is acting as agent for both parties but does not guarantee the performance of either party. (i) Neither Dealer nor Counterparty shall contact the other with respect to any matter relating to the Transaction without the direct involvement of Agent; (ii) Dealer is not a member of the Securities Investor Protection Corporation; (iii) Agent, Dealer and Counterparty each hereby acknowledges that any transactions by Dealer or Agent in the Shares will be undertaken by Dealer as principal for its own account; (iv) all of the actions to be taken by Dealer and Agent in connection with the Transaction, including but not limited to any exercise of any right with respect to the Options, shall be taken by Dealer or Agent independently and without any advance or subsequent consultation with Counterparty; and (v) Agent is hereby authorized to act as agent for Counterparty only to the extent required to satisfy the requirements of Rule 15a-6 under the Exchange Act in respect of the Options described hereunder.

Yours faithfully,

MORGAN STANLEY & CO. INTERNATIONAL PLC

By:	/s/ Rajul Patel
Name: Rajul Patel
Title: Executive Director

MORGAN STANLEY BANK, N.A.
as Agent

By:	/s/ Ben Prata
Name: Ben Prata
Title: Managing Director

Agreed and Accepted By:

RADIAN GROUP INC.

By:	/s/ C. Robert Quint
Name: C. Robert Quint
Title: Chief Financial Officer

Annex A

1585 BROADWAY NEW YORK, NY 10036-8293

November 8, 2010

To:	Radian Group Inc.
1601 Market Street
Philadelphia, PA 19103

Ladies and Gentlemen:

In consideration of that certain trade dated as of November 8, 2010 Confirm Number 99AMQGZY8 by and between Morgan Stanley & Co. International plc (hereinafter “MSIP”) and Radian Group Inc. (hereinafter “Counterparty”) (such confirmation exchanged between the parties hereinafter the “Confirmation”), Morgan Stanley, a Delaware corporation (hereinafter “MS”), hereby irrevocably and unconditionally guarantees to Counterparty, with effect from the date of the Confirmation, the due and punctual payment of all amounts payable by MSIP under the Confirmation when the same shall become due, whether on scheduled payment dates, upon demand, upon declaration of termination or otherwise, in accordance with the terms of the Confirmation and giving effect to any applicable grace period. Upon failure of MSIP punctually to pay any such amounts, and upon written demand by Counterparty to MS at its address set forth in the signature block of this Guarantee (or to such other address as MS may specify in writing), MS agrees to pay or cause to be paid such amounts; provided that delay by Counterparty in giving such demand shall in no event affect MS’s obligations under this Guarantee.

MS hereby agrees that its obligations hereunder shall be unconditional and will not be discharged except by complete payment of the amounts payable under the Confirmation, irrespective of any claim as to the Confirmation’s validity, regularity or enforceability or the lack of authority of MSIP to execute or deliver the Confirmation; or any change in or amendment to the Confirmation; or any waiver or consent by Counterparty with respect to any provisions thereof; or the absence of any action to enforce the Confirmation, or the recovery of any judgment against MSIP or of any action to enforce a judgment against MSIP under the Confirmation; any similar circumstance which might otherwise constitute a legal or equitable discharge or defense of a guarantor generally.

MS hereby waives diligence, presentment, demand on MSIP for payment or otherwise (except as provided hereinabove), filing of claims, requirement of a prior proceeding against MSIP and protest or notice, except as provided for in the Confirmation with respect to amounts payable by MSIP. If at any time payment under the Confirmation is rescinded or must be otherwise restored or returned by Counterparty upon the insolvency, bankruptcy or reorganization of MSIP or MS or otherwise, MS’s obligations hereunder with respect to such payment shall be reinstated upon such restoration or return being made by Counterparty.

MS represents to Counterparty as of the date hereof:

1. it is duly organized and validly existing under the laws of the jurisdiction of its incorporation and has full power and legal right to execute and deliver this Guarantee and to perform the provisions of this Guarantee on its part to be performed;

2. its execution, delivery and performance of this Guarantee have been and remain duly authorized by all necessary corporate action and do not contravene any provision of its certificate of incorporation or by-laws or any law, regulation or contractual restriction binding on it or its assets;

3. all consents, authorizations, approvals and clearances (including, without limitation, any necessary exchange control approval) and notifications, reports and registrations requisite for its due execution, delivery and performance of this Guarantee have been obtained from or, as the case may be, filed with the relevant governmental authorities having jurisdiction and remain in full force and effect and all conditions thereof have been duly complied with and no other action by, and no notice to or filing with, any governmental authority having jurisdiction is required for such execution, delivery or performance; and

4. this Guarantee is its legal, valid and binding obligation enforceable against it in accordance with its terms except as enforcement hereof may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ right or by general equity principles.

By accepting this Guarantee and executing the Confirmation, Counterparty agrees that MS shall be subrogated to all rights of Counterparty against MSIP in respect of any amounts paid by MS pursuant to this Guarantee, provided that MS shall be entitled to enforce or to receive any payment arising out of or based upon such right of subrogation only to the extent that it has paid all amounts payable by MSIP under the Confirmation.

This Guarantee shall expire on the final Settlement Date (as defined in the Confirmation), however, this guarantee may be terminated upon 15 days prior written notice to that effect actually received by Counterparty. Such expiration or termination shall not, however, affect or reduce MS’s obligation hereunder for any liability of MSIP incurred with respect to transactions entered into by MSIP prior to such expiration.

This Guarantee shall be governed by and construed in accordance with the laws of the State of New York. All capitalized terms not otherwise defined herein shall have the respective meanings assigned to them in the Confirmation.

MORGAN STANLEY

By:	/s/ Christine K. Cochet
Name:	Christine K. Cochet
Title:	Authorized Signatory
Address:	1585 Broadway
New York, NY 10036
Attn:	Treasurer
Fax No:	212-762-0337
Phone:	212-761-4000